EXHIBIT 10(y)

ROBERT DUFFY Senior Vice President, Human Resources and Administration HARRIS CORPORATION	HARRIS CORPORATION 1025 West NASA Boulevard Melbourne, FL USA 32919 321-724-3460 rduffy@harris.com www.harris.com

Conditional Offer of Employment

December 11, 2012

James Morris

18 Via Diamante

Newport Coast, CA 92657

Dear James:

We are pleased to extend you an offer of employment with Harris Corporation (“Harris” or “Company”) as Group President, Integrated Network Solutions. In this executive officer position, you will report to Bill Brown, the Chief Executive Officer. It is anticipated that your start date will be January 7, 2013, but in no case later than January 14, 2013.

Your initial base salary in this position will be $475,000 per year, paid bi-weekly. As a member of the Harris Corporate executive team, you will participate in the compensation programs outlined below.

Sign-On Payment

You will receive a cash sign-on payment in the amount of $900,000, subject to applicable taxes and withholdings, which payment will be made in a lump sum within 60 days following your start date. In the event that you voluntarily separate from employment other than as a result of a Constructive Termination (as defined below) or your employment is terminated for Cause (as defined below) prior to the one year anniversary of your start date, you agree to repay the sign-on payment in full. In the event that you voluntarily separate from employment other than as a result of a Constructive Termination or your employment is terminated for Cause on or after the one year anniversary but prior to the two year anniversary of your start date, you agree to repay fifty percent (50%) of the sign-on payment. In each case, repayment shall occur prior to the end of the calendar year in which your termination occurred.

Annual Incentive Plan

As a Harris senior executive, you will participate in the Annual Incentive Plan (“AIP”). Your FY13 AIP target opportunity is $330,000 and guaranteed to be no less than the target opportunity for FY13. Payout is based on a combination of INS’ financial performance (operating income, free cash flow, and revenue) and your personal contributions. To the extent earned, payouts are made in September following the fiscal year, net of applicable taxes and withholdings.

Equity Compensation – Regular Grant

You will be eligible to receive an equity award in the form of stock options and performance share units with a combined target value of $1,100,000. Your awards will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading day occurs within a Quiet Period as defined by Harris’ equity grant policy, the grant date will be the first trading day following the end of the Quiet Period) (the “Grant Date”).

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Stock Option Awards. Stock option awards represent 50% of your equity target value and provide you the opportunity to purchase Harris stock at a fixed price over a 10-year period. The options vest, or become exercisable, in three equal annual installments on the first, second and third anniversary dates of the Grant Date, assuming continued employment with the Company. The stock option price is the Harris stock closing price on the Grant Date.

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The number of shares subject to the stock option award will be equal to the $550,000 target award value divided by the 60-day average of Harris’ closing stock price, as calculated prior to the Grant Date, and is adjusted to reflect the stock option accounting charge. For example, assuming a 60-day average price of $46.00 per share and an accounting charge of 25.17%, the award value would be divided by $11.58 (i.e., $46.00 x 25.17%). Stock option exercises are subject to applicable taxes. Your stock option award will be governed by the stock option terms and conditions in effect at the time of grant.

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FY13-15 Performance Share Unit Awards (“PSUs”). PSUs are grants of Harris stock units that you will own outright at the end of the three-year performance cycle if certain corporate financial goals and other requirements are met. Payout is in the form of Harris shares. Dividend equivalents on the units are paid in cash at the end of the cycle and adjusted for performance.

The number of PSUs to be awarded is equal to 50% of the equity target value (or $550,000) divided by the 60-day average Harris closing stock price, as calculated prior to the Grant Date. PSU payouts are subject to applicable taxes. Your PSUs will be governed by the PSU terms and conditions in effect at the time of grant.

Equity Compensation – Makewhole Grant

In addition to the above equity, in consideration of the forfeiture of your equity compensation with your prior employer, you will be eligible to receive makewhole equity awards in the form of restricted stock units (“RSUs”) and stock options with a combined target value of $3,000,000. Your makewhole awards will be granted on the Grant Date.

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Restricted Stock Unit Awards. In consideration of the forfeiture of your equity compensation with your prior employer, you will be awarded a special one-time grant of RSUs with a target value of $2,500,000. The RSUs will vest in three annual installments, 1/3 on each of the anniversary dates of the Grant Date assuming continued employment with the Company. During the restricted period, cash dividend equivalents are paid. Payouts are in the form of Harris shares and subject to applicable taxes.

The number of RSUs to be awarded is equal to the target award value divided by the 60-day average of the Harris closing stock price, as calculated prior to the Grant Date. Except as set forth in the next sentence, the RSUs will be governed by the RSU terms and conditions in effect at the time of grant. The terms and conditions of this RSU will provide that in the event that within 24 months following your start date your employment is terminated by you as a result of Constructive Termination or by Harris other than for Cause or performance reasons, this RSU shall be fully vested and you shall be entitled to receive a payout as soon as administratively practicable following such employment termination, but in no event later than sixty (60) days following such employment termination; provided, however, that if this RSU award is subject to Section 409A of the Internal Revenue Code and if you are a Specified Employee (as defined below) as of the employment termination date, then such payout shall be delayed until and made during the seventh calendar month following the calendar month during which such employment termination occurred (or if earlier, the calendar month following the calendar month of your death).

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Makewhole Stock Option Awards. In consideration of the forfeiture of your equity compensation with your prior employer, you will be awarded a special, one-time stock option award with a target value of $500,000. The method for determining the number of shares to be issued is the same as referenced above with respect to regular stock option awards. Except as set forth in the next sentence, the stock options granted under the “Makewhole Grant” will be governed by the stock option terms and conditions in effect at the time of grant. The terms and conditions of this “makewhole” stock option will provide that in the event that within 24 months following your start date your employment is terminated by you as a result of Constructive Termination or by Harris other than for Cause or performance reasons, the stock options granted under the “Makewhole Grant” shall become fully vested and exercisable immediately prior to such termination of employment and such stock options (and only such stock options) shall remain outstanding and be exercisable for the one-year period following such termination of employment.

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Harris equity award documentation is administered by E*TRADE, and payouts are made through E*TRADE. As a convenience to Harris participants, our partnership with E*TRADE includes the ability to effect transactions, track your equity awards, and model various outcomes. After your equity awards have been granted, E*TRADE will mail you instructions regarding account activation. Note that there is a requirement to accept the terms and conditions of your awards at E*TRADE once they have been granted.

Change in Control Severance Agreement

On or as soon as administratively practicable after the date you are elected as a corporate officer of Harris, you will be entitled to enter into an Executive Change in Control Severance Agreement (a “CIC Severance Agreement”) with Harris in the form filed by the Company as Exhibit (10)(o) to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2010. The multiplier used in Section 3(a)(2) of the CIC Severance Agreement to determine your lump sum severance amount pursuant to such clause shall be two (2). In the event of a change in control of Harris Corporation (as defined in the CIC Severance Agreement), you shall be entitled to the compensation and benefits and other rights provided under the CIC Severance Agreement if your employment terminates under the circumstances provided under the CIC Severance Agreement, provided, however, such compensation and benefits shall be in lieu of any compensation or benefits that may be receivable by you under this offer letter or under the Harris Severance Pay Plan.

Severance

In the event that your employment terminates within 24 months following your start date and the termination is a Qualifying Termination, the Company will provide you with a cash severance amount equal to the product of (i) two and (ii) the aggregate of your then current base salary and annual cash incentive compensation. For this purpose, “annual cash incentive compensation” means your then current target incentive compensation under the Harris Annual Incentive Plan (or any successor thereto). Payment of this severance is conditioned on you executing a release of all claims against Harris and its affiliates in a form satisfactory to Harris within 45 days following your separation and not revoking such release. This severance amount will be subject to appropriate withholdings and deductions. This severance amount will be paid to you in a lump sum within sixty (60) days following your separation from service; provided, however, that if such sixty (60) day payment period begins in one calendar year and ends in a second calendar year, then payment shall occur in the second calendar year. After the expiration of 24 months following your start date, your separation/severance pay eligibility will be solely pursuant to Harris’ Severance Pay Plan and/or any CIC Severance Agreement applicable to you.

For purposes of this offer letter, a “Qualifying Termination” is (a) a termination of employment by you for Constructive Termination or (b) an involuntary termination of your employment by the Company other than (i) for Cause; or (ii) as a result of the sale by the Company of the stock or assets of a subsidiary, business unit or division of the Company; provided, however, that if you are not offered comparable employment (as determined in good faith by the Company) by the purchaser of such stock or assets, the involuntary termination of your employment by the Company shall be considered a “Qualifying Termination”.

For purposes of this offer letter, “Cause” shall mean:

(i)	a willful breach or failure to satisfy any material provision or condition of this offer letter, including without limitation, those set forth under “Confidential Offer” below;

(ii)	your willful and intentional substantial and continuing failure or refusal to perform your material duties as Group President of INS or to perform specific directives of the Board or of the officer to whom you report that are consistent with your position;

(iii)	any failure by you to devote your full working time to the Company or any unexcused, repeated or prolonged absence from work by you (other than as a result of, or in connection with, sickness, injury or disability) during a period of ninety (90) consecutive days;

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(iv)	any reckless or willful misconduct (including action or failures to act) by you that causes material harm to the business or reputation of the Company or its subsidiaries;

(v)	any willful or reckless breach of a statutory or common law duty of loyalty to the Company or its subsidiaries;

(vi)	any act of fraud, dishonesty, embezzlement, theft or unethical business conduct by you in connection with your duties or in the course of your employment, or your admission or conviction of a felony or of any crime involving moral turpitude, fraud, dishonesty, embezzlement, theft or misrepresentation;

(vii)	your willful violation of a material Company policy that is generally applicable to all employees or all officers of the Company (including the Company’s Standards of Business Conduct); or

(viii)	a failure by you to cooperate in an internal Company investigation after being instructed by the Board or the officer to whom you report to cooperate.

For purposes of this offer letter, a “Constructive Termination” shall be deemed to occur upon the occurrence, without your consent of any of the following:

(i)	a materially adverse diminution of your employment duties (a change in your reporting structure or a change in your title or a sale or transfer of a business unit under your supervision shall not, itself, constitute a diminution of duties);

(ii)	the assignment to you of duties or responsibilities which are materially inconsistent with your position;

(iii)	a material reduction in your base salary or target AIP, other than any reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company; or

(iv)	any requirement that your principal place of employment be more than fifty (50) miles from the D.C. metropolitan area;

provided, however, that the events described in (i)-(iv) above shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt from you of a written notice of the event which constitutes a Constructive Termination; and provided, further, that a “Constructive Termination” shall cease to exist for an event or circumstance on the ninetieth (90th) day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof.

Code Section 409A

Payments and benefits under this offer letter are intended to be exempt from or to meet the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this offer letter, to the extent that the right to any payment (including the provision of benefits) hereunder as a result of your separation from service provides for the “deferral of compensation” within the meaning of Code Section 409A and you are a “Specified Employee” under the Harris Corporation Specified Employee Policy for 409A Arrangements as of the date of your separation from service, then no such payment shall be made or commence during the period beginning on the date of your separation from service and ending on the date that is six months following the date of your separation from service or, if earlier, on the date of your death, if the earlier making of such payment would result in tax penalties being imposed on you under Code Section 409A. The amount of any payment that otherwise would be paid to you hereunder during this period shall instead be paid to you on the first business day coincident with or next following the date that is six months and one day following the date of your separation from service or, if earlier, within ninety (90) days following your death. Each payment of compensation under this offer letter shall be

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treated as a separate payment of compensation for purposes of Code Section 409A, including without limitation for the purpose of applying the exclusion from Code Section 409A for certain short-term deferral amounts.

Benefits

Harris offers a comprehensive benefits package. Company-paid benefits include paid time off, basic life insurance, short-term disability coverage, educational / development support, and an annual executive physical. Also available are optional medical, dental and vision coverage, supplemental and dependent life insurance, long-term disability coverage, and a choice of flexible spending accounts.

Retirement Plan

The Retirement Plan allows pre-tax, after-tax, and Roth 401(k) after-tax contributions. You may defer a portion of your eligible compensation, in 1% increments, subject to IRS and plan limits. For 2013 the IRS limits aggregate pre-tax and Roth 401(k) after-tax contributions to no more than $17,500. The Retirement Plan offers a variety of professionally-managed investment funds, loans, tax-deferred investment growth, and an interactive system to manage your account. Thirty days following your hire, you will automatically be enrolled in the Retirement Plan to make pre-tax contributions at a 6% deferral rate (you may elect to increase or decrease your deferral rate or contribute on a different tax basis, or you may choose not to participate). After your first year of Company service, Harris will match, on a dollar-for-dollar basis, the first 6% of pay you defer. In addition, if you will be at least age 50 at the end of the current calendar year, you may make an additional catch-up contribution to the Retirement Plan. You may also roll over amounts from another eligible retirement plan or IRA.

Because contributions to the Retirement Plan are subject to IRS limits, Harris has established the Harris Corporation Supplemental Executive Retirement Plan (“SERP”), a nonqualified retirement plan which enables you to continue to save for retirement, on a pre-tax basis, in excess of the IRS qualified plan limits while still having the opportunity to receive the Company matching contributions. Enrollment in the SERP occurs in December of each year relating to contributions for the following calendar year. If your employment commences prior to December 31, 2012, you will be eligible to enroll in the SERP prior to the close of the calendar year with such enrollment to be effective for 2013. If your employment commences after December 31, 2012, you will become eligible for the SERP in calendar year 2014.

When you choose to participate in SERP, your contributions and any associated Company match will be made to the Retirement Plan until you reach the IRS qualified plan limit. Once the limit is reached, any future contributions and Company match will then be made to your SERP account. As with the qualified plan, your Company match to the SERP will not start until you reach one year of service.

Performance Reward Plan

The Performance Reward Plan (“PRP”) offers you potential monetary rewards based on business performance during the fiscal year against financial targets. After you complete one year of service, eligible earnings from that date through the end of the fiscal year will be considered in your PRP calculation. To the extent earned, payout is typically made in September following the fiscal year. You will have the option to either receive the entire payment in cash, subject to applicable taxes and withholdings, or defer all or half of it to the Retirement Plan, subject to IRS limits.

Relocation Assistance

We are pleased to offer you relocation assistance as described in an enclosure to this offer letter. As part of your relocation assistance, Harris will provide the following:

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“Loss on Sale Assistance” not to exceed $200,000. The Loss on Sale Assistance is based on the original purchase price of your California home as reflected in the original HUD-1 Settlement Statement and the final closing statement for the sale of the home;

•	Closing and moving costs;

•	Two (2) months base salary as a disruption bonus; and

•	120 days temporary housing for your family following the move to Washington, D.C.

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Specific details are provided in the attached Relocation Program. Please note that before Harris can initiate any relocation activity on your behalf, you must sign and return the enclosed Relocation Assistance Repayment Agreement.

Reasonable Commuter Expenses

Reasonable travel expenses between California and Washington, DC will be reimbursed in accordance with Harris’ expense policies through the end of August 2013 consisting of:

•	Reimbursement for apartment and utility expenses in the Washington, D.C. area;

•	Leased rental car in the Washington, D.C. area;

•	Weekly round-trip coach flights for you from Washington, D.C. – Los Angeles, CA; and

•	Three (3) family visits (coach air and hotel).

These expenses will not be grossed up for tax purposes.

Vacation

You will accrue vacation at 13.33 hours per month, which equates to 160 hours (or 4 weeks) per year. For purposes of vacation accruals only, you will be credited with 15 years of service upon hire.

Conditional Offer

This offer of employment is subject to the following conditions:

•	You complete your relocation to the Washington, DC area within twelve (12) months of your date of hire.

•	You are not bound by any employment contract, restrictive covenant, or other restriction that prevents you from immediate employment with Harris.

•	You pass a drug test prior to commencing employment. A failed drug test will cause you to be ineligible for hire by Harris for at least twelve months.

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You undergo background and reference checks with results that are satisfactory to Harris. In the event that the results are unsatisfactory, Harris may withdraw this employment offer or, if you have already started work, may terminate your employment for Cause.

•	You execute Harris’ standard Employee Agreement (sample enclosed) at orientation.

•	You execute and timely return all forms and other documents required for Harris to complete the employment process, including the acknowledgement and acceptance below.

•	You provide information and documentation sufficient to complete the required Form I-9 and demonstrate that you are lawfully able to work for Harris.

We hope you will choose to join Harris as we continue to provide assured communications® products, systems and services to our global customers. If you have any questions regarding this offer, please contact me at (321)724-3460 or rduffy@harris.com.

Sincerely,

/s/ Robert Duffy

Robert Duffy
Senior Vice President, Human Resources and Administration
Harris Corporation

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Acknowledgement and Acceptance

I understand that this offer letter constitutes the full, complete and final agreement between Harris and me regarding the initial terms of my employment. I also understand that my employment with Harris is at-will and that this conditional offer does not constitute a contract of employment or a guarantee of continued employment for any period. My signature below confirms that I accept the terms and conditions of this employment offer.

Accepted and Agreed: /s/ James D. Morris                                                 Date: 12/12/12

Anticipated Start Date: 1/14/13

Please return the enclosed original signed copy to Robert Duffy.

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